June 21, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of the Pocahontas Bancorp, Inc's Form 8-K dated June 21, 2006, and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,



/s/ Deloitte & Touche LLP